Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132616
Supplement No. 4, dated December 21, 2007
to Prospectus Supplement, dated July 11, 2007
to Prospectus dated August 21, 2006
     The following information supplements and amends the prospectus, dated August 21, 2006, as supplemented by the Prospectus Supplement, dated July 11, 2007, of ProLogis relating to the offer and sale from time to time by the selling securityholders named therein of ProLogis’ 2.25% Convertible Senior Notes due 2037 and ProLogis’ common shares of beneficial interest which may be issued upon conversion of the notes. This supplement should be read in conjunction with the Prospectus Supplement, dated July 11, 2007, and the Prospectus, dated August 21, 2006.
     In order to update the information contained in the section entitled “Selling Securityholders”, the following information, which was provided to ProLogis on or prior to December 6, 2007, is added to that section in the Prospectus Supplement, dated July 11, 2007:

				Other ProLogis
	Aggregate Principal			Common Shares Owned
	Amounts of Notes			Before the Offering	Percentage of
	Beneficially Owned		Number of ProLogis	and Assumed to be	ProLogis Common
	That May be Sold	Percentage of Notes	Common Shares	Owned Following	Shares
Name	(in Dollars)	Outstanding(1)	That May be Sold	the Offering	Outstanding(2)
ADI Alternative Investment C/O CASAM ADI CB Arbitrage	7,500,000	—	97,932	—	—
ADI Alternative Investment C/O Kallista Master Fund Ltd	20,500,000	1.64	267,680	—	—
Admiral Flagship Master Fund Ltd	15,000,000	1.2	195,864	—	—
Aristeia Partners LP(3)	900,000	—	11,751	—	—
Aviva Capital Management	2,000,000	—	26,115	—	—
Canyon Capital Arbitrage Master Fund, Ltd	3,500,000	—	45,701	—	—
Canyon Value Realization Fund LP	1,450,000	—	18,933	—	—
Canyon Value Realization Mac 18 Ltd.	250,000	—	3,264	—	—
Credit Suisse Securities Europe Ltd.	21,000,000	1.68	274,209	—	—
Fore ERISA Fund, Ltd.(4)	12,739,000	1.02	166,340	—	—

				Other ProLogis
	Aggregate Principal			Common Shares Owned
	Amounts of Notes			Before the Offering	Percentage of
	Beneficially Owned		Number of ProLogis	and Assumed to be	ProLogis Common
	That May be Sold	Percentage of Notes	Common Shares	Owned Following	Shares
Name	(in Dollars)	Outstanding(1)	That May be Sold	the Offering	Outstanding(2)
Forest Global Convertible Master Fund LP	1,493,000	—	19,494	—	—
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	101,000	—	1,318	—	—
Froley Revy Alternative Strategies	750,000	—	9,793	—	—
GLG Market Neutral Fund	20,000,000	1.6	261,152	—	—
Highbridge Convertible Arb Master Fund LP	4,600,000	—	60,064	—	—
Highbridge International LLC	28,400,000	2.27	370,835	—	—
HFR RVA Select Performance Master Trust	160,000	—	2,089	—	—
HFRCA Global Opportunity Master Trust	602,000	—	7,860	—	—
JP Morgan Securities Inc.	21,476,000	1.72	280,425	—	—
KBC Financial Products USA Inc.(5)	15,350,000	1.23	200,434	—	—
LLT Limited	220,000	—	2,872	—	—
Lyxor/Canyon Capital Arbitrage Fund, Ltd.	1,000,000	—	13,057	—	—
Lyxor/Forest Fund Ltd	2,424,000	—	31,651	—	—
Metropolitan Atlanta Rapid Transit Authority	233,000	—	3,042	—	—
Platinum Grove Contingent Capital Master Fund Ltd.(6)	39,275,000	3.14	512,837	—	—
Piper Jaffray & Co	2,500,000	—	32,644	—	—
Radcliffe SPC, Ltd.	12,973,000	1.04	169,396	—	—
Silvercreek II Limited	2,500,000	—	32,644	—	—
Silvercreek Limited Partnership	5,000,000	—	65,288	—	—
Tempo Master Fund LP	35,000,000	—	457,016	—	—
The Canyon Value Realization Fund (Cayman) Ltd.	3,800,000	—	49,618	—	—
Wachovia Securities Intl Ltd.	8,000,000	—	104,460	—	—
(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)	Calculated based on Rule 13d-3 of the Exchange Act using 257,528,190 ProLogis common shares outstanding as of November 1, 2007. In calculating these percentages for each holder of notes, we also treated as outstanding that number of ProLogis common shares issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the foregoing, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding ProLogis common shares following the sale of securities hereunder.
(3)	Includes $622,000 principal amount of notes and 8,121 ProLogis common shares previously listed with respect to Aristeia Partners LP in the Prospectus Supplement, dated July 11, 2007, as supplemented.
(4)	Includes $6,689,000 principal amount of notes and 87,342 ProLogis common shares previously listed with respect to Fore ERISA Fund, Ltd. in the Prospectus Supplement, dated July 11, 2007, as supplemented.
(5)	Includes $5,500,000 principal amount of notes and 71,816 ProLogis common shares previously listed with respect to KBC Financial Products USA Inc. in the Prospectus Supplement, dated July 11, 2007, as supplemented.
(6)	Includes $38,000,000 principal amount of notes and 496,188 ProLogis common shares previously listed with respect to Platinum Grove Contingent Capital Master Fund Ltd. in the Prospectus Supplement, dated July 11, 2007, as supplemented.